NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre 860-547-5624 Shannon.lapierre@thehartford.com	JR Reilly 860-547-9140 JR.Reilly@thehartford.com

The Hartford Discloses Investment Holdings In Lehman And AIG

Hartford, Conn., Sept. 18, 2008– In response to recent market events, The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest and most diversified financial services companies, today disclosed its investment holdings in Lehman Brothers and American International Group as set forth in the table below. As of June 30, 2008, the company’s general account assets were $94.6 billion.

“We are seeing unprecedented volatility in the capital markets and these are obviously very trying times,” said Ramani Ayer, The Hartford’s chairman and chief executive officer. “It has been difficult for our customers, shareholders and employees to watch the events that have unfolded, with so many livelihoods tied to the financial services marketplace.”

“We recognize the importance of the commitments we have made to our policyholders and are well capitalized to meet those commitments. We remain confident in the diversified operating businesses that form the foundation of our company. Our strong balance sheet, excellent insurance financial strength ratings and low debt-to-capitalization ratio provide us with financial flexibility.

“For 198 years, The Hartford has successfully navigated through many different business cycles. The promises we make to our customers and our partners are paramount and we will continue to use our experience and expertise to deliver on our promises,” added Ayer.

The Hartford’s insurance financial strength ratings stand as follows: Moody’s (Aa3), A.M. Best (A+) and Standard & Poor’s (AA-).

The table below sets forth the company’s aggregate debt and equity exposures at GAAP amortized cost to Lehman and AIG, as of September 16, 2008.

	Lehman	AIG[1]

Senior Debt	$91 million	$8 million[2]

Subordinated Debt	$127 million	$7 million[3]

Preferred Stock	$34 million	None

Common Stock	None	None

1 The company also has a $35 million private placement investment in an AIG affiliate in which the company has a priority claim on a diversified pool of assets.

2 The company also owns $97 million of senior debt issued by operating subsidiaries of AIG.

3 The company also owns $35 million of subordinated debt issued by operating subsidiaries of AIG.

Derivative Exposures

The Company had approximately $50 million of unsecured counterparty exposure to Lehman in connection with derivatives transactions as of September 16, 2008.

The Company also is exposed to senior debt issued by Lehman and AIG through credit default swaps. The company’s aggregate exposure to Lehman and AIG pursuant to these swaps is approximately $30 million and $70 million, respectively.

About The Hartford

The Hartford, a Fortune 100 company, is one of the nation’s largest and most diversified financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Brazil, Canada and Ireland. The Hartford’s Internet address is www.thehartford.com.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2007 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.